EXHIBIT 10.1

Pac-Van, Inc.

October 5, 2010

Mr. Theodore M. Mourouzis
10851 Ruby Court
Carmel, IN 46032

Dear Ted:

Pac-Van, Inc. (“PV” or the “Company”) is pleased to confirm the terms and conditions of your employment pursuant to this amended and restated employment agreement which amends and restates your employment agreement dated July 22, 2008. Pursuant to this agreement you will serve as the President and Chief Operating Officer of PV (an “officer of the Company”).

Your employment will be on the following terms and conditions:

1.	Title and Responsibilities

1.1
As the President and the Chief Operating Officer of PV, you will report to the Chairman of the Board of the Company.  Your duties and responsibilities shall be those incidents to these as set forth in the Bylaws of the Company and those that are normally and customarily vested in such offices of a corporation. In addition, your duties shall include those duties and services for the Company and its affiliates as the Board shall in its discretion, from time to time, reasonably direct which are not inconsistent with your positions described in this Section 1.

1.2
As an officer of the Company, you agree to obey all rules, regulations and special instructions of the Company and all other rules, regulations, guides, handbooks, procedures, policies and special instructions applicable to the Company's business in connection with your duties hereunder and you shall endeavor to improve your ability and knowledge of the Company's business in an effort to increase the value of your services for the mutual benefit of the Company and its employees.

1.3	Will perform your responsibilities principally at the executive offices of the Company.

2.	Base Salary. Your base salary will be $175,000 per year, payable in conformity with the Company’s compensation practices.

3.
Bonus. Your annual bonus each fiscal year of the Company in an amount to be mutually agreed to and approved by the General Finance Corporation (“GFN”) Compensation Committee, provided that you are employed by PV on the last day of such year.  Your bonus will be based on such criteria deemed appropriate from time to time by the Chairman of the Board of Directors and its Board of Directors, and may include the financial results of the Company, timely, accurate, within budget and professional execution of your PV responsibilities, and other projects and matters assigned from time to time by the Board of Directors and/or the Chairman of the Board of Directors. It is the Company's intention to discuss with you in the first part of each fiscal year, commencing 2011, the specific criteria upon which you bonus will be determined for such year.

4.	Stock Option. The Board of Directors and Compensation Committee will give consideration to your participation in any FY 2010 stock option grants.

5.
Reimbursement of Expenses. As an officer of the Company, you will be reimbursed for reasonable and necessary work-related expenses, including but not limited to phone charges, travel expenses, laptop and desk top computer, and computer time on PV's server; other reasonable and necessary work-related costs will be borne by PV.

6.
Employee Benefits. During your employment, you shall be entitled to participate in all employee benefit plans and programs (including, but not limited to, holidays, vacation, sick/personal time, medical insurance and dental and vision insurance plans) to the same extent generally available to other similarly situation Company executives, in accordance with the terms for those plans and programs.  The Company shall have the right to terminate or change any such plan or program at any time.  Employee shall obtain the prior written approval of the Chairman prior to (a) scheduling any vacation or (b) taking more than ten (10) consecutive vacation days.

7.	Term and Termination of Employment. As an officer of the Company, employment will continue as outlined and will terminate on the earliest to occur of the following:

7.1	upon your death;

7.2
upon the delivery to you of written notice of termination by the Company if you shall suffer a physical or mental disability which renders you unable to perform your duties and obligations under this Agreement for either 60 consecutive days or 120 days in any 12-month period;

7.3	upon 30 days' written notice from you to the Company;

7.4
upon written notice from you to the Company for one or more of the following effected without your written consent (“Good Reason”), provided that such notice is received within 90 days of the event or circumstance constituting Good Reason: (a) a reduction in your Base Salary or reduction in Bonus as a percentage of Base Salary; (b) a permanent relocation of  your place of employment by more than 40 miles from your current home address; (c) the Company hires a chief financial officer senior to you unless you are promoted to an executive officer position senior to Chief Financial Officer; (d) you are assigned duties and responsibilities that are materially beneath those of a chief operating officer (considering in this regard the limited staffing the Company has and expects to have in the future) and provided that you notify the Company within five business days of the assignment of such duties that you believe are the basis of termination of your employment for Good Reason and the Company does not revoke such duties and responsibilities;

7.5
upon delivery to you of written notice of termination by the Company (i) For Cause, or (ii) without cause following receipt of written notice of termination from you pursuant to Section 8.3 of this Agreement; or

7.6	upon delivery to you of written notice of termination by the Company without cause.

8.	Non-compete payments

8.1
Upon termination of your employment for any reason, you shall not be entitled to any severance, except that if you terminate your employment for Good Reason, or the Company terminates your employment without cause, you shall be entitled to a lump sum non-compete payment equal to eight months' Base Salary plus the pro-rated Bonus for such year as in effect on the date of termination (but prior to any reduction in salary that entitled you to terminate your employment for Good Reason) and reimbursement for health and other insurance benefits for one year post employment provided that you execute and deliver to the Company, and do not revoke, a written release (the “Release”), in form and substance satisfactory to the Company, of any and all claims against the Company and its subsidiaries, directors, officers and affiliates with respect to all matters arising out of your employment by the Company. The Company shall be entitled to defer payment of any amounts under this Section 9 until the expiration of any period during which you shall have the right to revoke the Release.

8.2
Notwithstanding the timing of payments set forth in this Agreement, if the Company determines that you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and that, as a result of such status, any portion of the payment under this Agreement would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

9.	Certain Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

9.1	“For Cause” shall mean, in the context of a basis for termination of your employment with the Company:

9.1.1	any breach of an obligation, duty or agreement under this Agreement, which breach is not cured or corrected within 15 days of written notice thereof from the Company; or

9.1.2	Committing any act of personal dishonesty, fraud, breach of fiduciary duty or trust; or

9.1.3	conviction of, or plead guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law; or

9.1.4
commitment of any act of personal conduct that, in the reasonable opinion of the Board, gives rise to a material risk of liability under federal or applicable state law for discrimination or sexual or other forms of harassment or other similar liabilities to subordinate employees; or

9.1.5
commitment of continued and repeated substantive violations of specific written directions of the Board or Chairman of the Board, which directions are consistent with this Agreement and your position as President and Chief Operating Officer, or continued and repeated substantive failure to perform duties assigned by or pursuant to this Agreement; provided that no discharge shall be deemed For Cause under this subsection;

9.1.6
unless you first receive written notice from the Company advising you of the specific acts or omissions alleged to constitute violations of written directions or a material failure to perform your duties, and such violations or material failure continue after you shall have had a reasonable opportunity to correct the acts or omissions so complained of; or

9.1.7
any engagement in conduct that is demonstrably and materially injurious to the Company Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company Group; or

9.1.8
found liable in any SEC or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not you admit or deny liability) where the conduct that is the subject of such action is demonstrably and materially injurious to the Company Group; or

9.1.9
If you (i) obstruct or impede, (ii) endeavor to influence, obstruct or impede, or (iii) fail to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”) (however, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation shall not constitute “Cause”); or

9.2
made any material misrepresentations (or omissions)in connection with your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement.

9.3	“Company Group” means PV and each corporation or entity controlled directly or indirectly by PV.

10.
Employment “At Will.” Nothing in this Agreement constitutes a promise of continued employment or employment for a specified term. By discussing the terms of employment with PV outlined herein, you agree and acknowledge that your employment relationship with PV would be at will.

11.
Non-Solicitation. During the period from the date your employment with the Company terminates through the second anniversary of such date, you will not directly or indirectly, either alone or by action in concert with others: (a) induce or attempt to influence any employee of any member of the Company Group to terminate his or her employment with any member of the Company Group; (b) employ or offer employment to any person who was employed by any member of the Company Group at the time of termination of your employment with the Company; or (c) induce or attempt to induce any customer, supplier, licensee or other business relationship of any member of the Company Group to cease or reduce its business with any member of the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relationship and any member of the Company Group; or (d) solicit business from any of the Company's customers.

12.
Confidentiality. As an officer of the Company, you agree not to disclose or use at any time (whether during or after your employment with the Company) for your own benefit or purposes or the benefit or purposes of any other person any non-public information regarding the Company Group and its business, operations, assets, financial condition and properties, including without limitation, trade secrets, business plans, policies, pricing information and customer data, provided that the foregoing covenant shall not restrict you from disclosing information to the extent required by law. You agree that upon termination of your employment with the Company for any reason, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group except that you may retain personal notes, notebooks, diaries, rolodexes and addresses and phone numbers. You further agree that you will not retain or use for your account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of any member of the Company Group.

13.
Withholding. The Company may deduct from any compensation payable to you (including payments made pursuant to Section 9 of this Agreement in connection with or following termination of employment) amounts sufficient to cover your share of applicable federal, state and/or local income tax withholding, old-age and survivors' and other Social Security payments, state disability and other insurance premiums and payments.

14.
Entire Agreement. The foregoing constitutes the entire agreement between you and PV should you elect to proceed. By ultimately accepting, you and PV are agreeing to be bound by the terms of this Agreement, and only this Agreement other words, you are not accepting the offer based on an understanding or promise-oral or written - which is not contained in this Agreement, as this Agreement would  represent the entire agreement and understanding between you and PV regarding your employment with the Company should you proceed. Any changes to the terms of this Agreement can only be in writing and must be signed by you and either the Chairman of the Board, President or Chief Financial Officer of PV in order to be valid and enforceable. Notwithstanding the foregoing, you acknowledge that the Company has relied on your resume and other documents which may have been provided by you, and oral statements regarding your employment history, education and experience, in determining to enter into the Agreement, and material misrepresentations (or omissions) in connection with such documents may constitute the basis of termination For Cause, as contemplated by the definition of For Cause.

15.	Governing Law. This Agreement has been made and entered into in the State of Indiana and shall be construed in accordance with the laws of the State of Indiana.

16.	Captions. The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

17.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

We believe that you are a worthy addition to the Pac-Van, Inc. and the Company group team and are capable of making an outstanding contribution and that we, in turn, can offer you a challenging and rewarding career. We look forward to continuing to work with you.

Very truly yours,

PAC-VAN, INC.

By /s/ Ronald F. Valenta
Ronald F. Valenta
Chairman of the Board of Directors

Accepted and agreed as of
the date set forth above

 /s/ Theodore M. Mourouzis
Theodore M. Mourouzis

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